Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Kubient, Inc. on Form S-8 (File No. 333-257088 and File No. 333-257778) of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of Kubient, Inc. as of December 31, 2021 and 2020 and each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Kubient, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
March 30, 2022